UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2022

SKYE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11250 El Camino Real, Suite 100, San Diego, CA 92130
(Address of principal executive offices)

(858) 410-0266
(Registrant’s telephone number, including area code)
_________________________

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
x	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Support Agreements

As previously reported, on May 11, 2022, Skye Bioscience, Inc., a Nevada corporation (“Skye”), and Emerald Health Therapeutics, Inc. a corporation existing under the laws of the Province of British Columbia, Canada (“EHT”), entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which Skye will acquire all of the issued and outstanding common shares of EHT (the “EHT Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).

On May 18, 2022, Skye and Emerald Health Sciences, Inc. (“EHS”) entered into a support agreement (the “EHT Support Agreement”), pursuant to which EHS agreed, among other things, to vote their EHT Shares in favor of the approval of the Arrangement and against any alternative proposal. The EHT Support Agreement terminates upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.

The foregoing description of the EHT Support Agreement does not purport to be complete and is qualified in its entirety by reference to the EHT Support Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 18, 2022, EHT and EHS entered into a support agreement (the “Skye Support Agreement”), pursuant to which EHS agreed, among other things, to vote their shares of Skye Common Stock in favor of the adoption of the Arrangement Agreement and against any alternative proposal. The Skye Support Agreement terminates upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.

The foregoing description of the Skye Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Skye Support Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2022, Jim Heppell resigned as a member of Skye’s board of directors, audit committee, compensation committee, and nominating and corporate governance committee. Mr. Heppell’s resignation as a director was to focus on other commitments and is not the result of any disagreement with Skye on any matter relating to Skye’s operations, policies or practices.

Additional Information and Where to Find It
In connection with the proposed Arrangement, Skye will file a proxy statement on Schedule 14A containing important information about the proposed transaction and related matters. Additionally, EHT and Skye will file other relevant materials in connection with the proposed transaction with the applicable securities regulatory authorities. Investors and security holders of EHT and Skye are urged to carefully read the entire management information circular and proxy statement (including any amendments or supplements to such documents), respectively, when such documents become available before making any voting decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The EHT management information circular and the Skye proxy statement will be mailed to the EHT and Skye shareholders, respectively, as well as be accessible on the SEDAR and EDGAR profiles of the respective companies.

Investors and security holders of Skye will be able to obtain a free copy of the proxy statement, as well as other relevant filings containing information about Skye and the proposed transaction, including materials that will be incorporated by reference into the proxy statement, without charge, at the SEC’s website

(www.sec.gov) or from Skye by contacting Skye’s Investor Relations at (858) 410-0266, by email at ir@skyebioscience.com, or by going to Skye’s Investor Relations page on its website at https://ir.skyebioscience.com and clicking on the link titled “SEC Filings.”

No Offer or Solicitation
This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation
Skye and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of Skye proxies in respect of the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Skye stockholders in connection with the proposed transaction will be set forth in the Skye proxy statement for the proposed transaction when available. Other information regarding the participants in the Skye proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in such proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction. Copies of these documents may be obtained, free of charge, from the SEC or Skye as described in the preceding paragraph.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	EHT Support Agreement
10.2	Skye Support Agreement
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYE BIOSCIENCE, INC.

Dated: May 23, 2022	/s/ Punit Dhillon
Name: Punit Dhillon
Title: Chief Executive Officer